Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS SOLID THIRD QUARTER RESULTS

AUSTIN, Minn. (August 25, 2011) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2011 third quarter.

All comparisons are to the third quarter or first nine months of fiscal 2010. All per share results reported here have been adjusted to give effect to the two-for-one stock split, which was effective February 1, 2011.

HIGHLIGHTS

Third Quarter

•                  Diluted EPS of $.36 up 13 percent from diluted EPS of $.32

•                  Segment operating profit up 2 percent

•                  Dollar sales of $1.9 billion, up 10 percent, on flat volume

•                  Grocery Products operating profit up 19 percent; volume up 1 percent; dollar sales up 4 percent

•                  Jennie-O Turkey Store operating profit up 14 percent; volume down 3 percent; dollar sales up 11 percent

•                  Refrigerated Foods operating profit down 12 percent; volume down 1 percent; dollar sales up 10 percent

•                  Specialty Foods operating profit down 8 percent; volume flat; dollar sales up 11 percent

•                  All Other operating profit up 67 percent; volume up 22 percent; dollar sales up 35 percent

The company reported fiscal 2011 third quarter net earnings of $98.5 million, up 15 percent from net earnings of $85.4 million a year earlier. For the nine months ended July 31, 2011, net earnings were $356.9 million, up 24 percent from adjusted1 net earnings of $287.8 million the same period last year.  Diluted net earnings per share for the nine months ended July 31, 2011 were $1.31, up 24 percent from diluted adjusted1 net earnings per share of $1.06 last year.

On a U.S. GAAP basis, net earnings for the nine months ended July 31, 2011 were $356.9 million or $1.31 per diluted share (both up 30 percent) compared to net earnings of $274.4 million or $1.01 per diluted share from the same period last year.

Sales for the quarter were $1.9 billion, up 10 percent from the same period in fiscal 2010. For the nine months ended July 31, 2011, sales totaled $5.8 billion, up 12 percent from the same period last year.

COMMENTARY

“We are pleased to report improved earnings per share and sales for the quarter, which were up 13 percent and 10 percent, respectively,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “Earnings growth was led by our Grocery Products and Jennie-O Turkey Store segments, both of which had a strong quarter. Our international business

1See explanation regarding adjusted earnings with table on page 4 of this release.

in our All Other segment was also a strong contributor to our earnings results.

Our Grocery Products segment generated solid results, benefitting from strong sales of Mexican products by our MegaMex Foods joint venture, and of our SPAM® family of products. I was pleased to see sales of our Hormel® Compleats® microwave meals grow nicely in the quarter. Our Jennie-O Turkey Store segment delivered another good quarter, aided by strong value-added sales and operational and supply chain efficiencies. Our international business in our All Other segment achieved impressive results, led by strong pork export sales. Lower pork operating margins hindered our Refrigerated Foods segment results and our Specialty Foods segment was pressured by higher than expected raw material costs during the quarter.”

SEGMENT OPERATING HIGHLIGHTS — THIRD QUARTER

Grocery Products (13% of Net Sales, 21% of Total Segment Operating Profit)

The Grocery Products segment exceeded last year’s profitability by 19 percent.  Net sales increased over last year’s results by 4 percent. Improved sales of our SPAM® family of products, as well as of Mexican food products by our MegaMex Foods joint venture helped offset higher commodity input costs. Sales of Hormel® Compleats® microwave meals also grew during the quarter.

Refrigerated Foods (55% of Net Sales, 38% of Total Segment Operating Profit)

Refrigerated Foods segment profit declined by 12 percent, due primarily to lower pork operating margins.  Net sales for the quarter increased 10 percent, with strong contributions from products such as Hormel® pepperoni, Hormel® bacon, Hormel® party trays, Hormel® Natural Choice® deli meats and Hormel® Country Crock® sides.

Jennie-O Turkey Store (17% of Net Sales, 24% of Total Segment Operating Profit)

Jennie-O Turkey Store had another solid quarter, with segment operating profit up 14 percent from a year ago. Increased value-added sales and improved efficiencies contributed to the good results. Net sales for the quarter rose 11 percent.

Specialty Foods (11% of Net Sales, 12% of Total Segment Operating Profit)

The Specialty Foods segment operating profit declined 8 percent, due to higher raw material costs.  Net sales grew 11 percent, led by higher sales of private label canned meats and sugar.

All Other (4% of Net Sales, 5% of Total Segment Operating Profit)

The All Other segment, which consists primarily of Hormel Foods International, grew segment profit 67 percent and net sales by 35 percent, driven principally by stronger exports of fresh pork and improved results by our international joint ventures.

General Corporate Expense and Taxes

General corporate expenses were lower due to a reduction in the lower of cost or market inventory reserve.  Our effective tax rate for the third quarter of 2011 was favorably impacted by the resolution of tax matters with various federal and state tax jurisdictions.

OUTLOOK

“As a result of our solid results in the third quarter, we are raising our full year guidance range to $1.70 to $1.75 per share from $1.67 to $1.73 per share,” concluded Ettinger.

DIVIDENDS

Effective August 15, 2011, the Company paid its 332nd consecutive quarterly dividend, at the annual rate of $.51, marking its 83rd year of paying dividends.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT (9:30 a.m. ET) on Thursday, August 25, 2011. Access is available at http://www.hormelfoods.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-762-8779 and you must provide the access code of 4457047. An audio replay is available by calling 800-406-7325 and entering access code 4457047. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, August 25, 2011, through 11:59 p.m. CT on Thursday, September 8, 2011. The Webcast replay will be available at 10:30 a.m. CT, Thursday, August 25, 2011, and archived for one year.

COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are provided to assist the investor in better understanding the Company’s operating performance by excluding the impact of certain non-recurring items affecting comparability.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with any generally accepted accounting principles and may be different from non-GAAP measures used by other companies

ADJUSTED EARNINGS

Adjusted net earnings for 2010 (a non-GAAP financial measurement) exclude one-time charges of $6.3 million ($0.02 per diluted share) relating to the closure of the Valley Fresh plant and an income tax charge of $7.1 million ($0.03 per diluted share) primarily due to the change in tax treatment of Medicare Part D reimbursements by health care laws enacted in the prior year.  The tables below show the calculations to reconcile from adjusted earnings to U.S. GAAP earnings for 2010.

Year to Date

	2011 U.S. GAAP Earnings	2010 Adjusted Earnings	Valley Fresh Plant Closure	Tax items primarily related to health care laws	2010 U.S. GAAP Earnings
Grocery Products	$118,038	$122,521	$(9,733)		$112,788
Refrigerated Foods	223,204	190,250			190,250
Jennie-O Turkey Store	155,379	96,100			96,100
Specialty Foods	54,583	60,841			60,841
All Other	26,480	16,678			16,678
Total segment operating profit	577,684	486,390	(9,733)		476,657
Net interest and investment expense (income)	16,837	17,452			17,452
General corporate expense	26,165	25,459			25,459
Earnings before income taxes	534,682	443,479	(9,733)		433,746
Income taxes	177,796	155,642	(3,455)	$7,120	159,307
Net earnings attributable to Hormel Foods Corporation	$356,886	$287,837	$(6,278)	$(7,120)	$274,439

Diluted net earnings per share	$1.31	$1.06	$(0.02)	$(0.03)	$1.01

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 33-39 in the company’s Form 10-Q for the quarter ended May 1, 2011, which was filed with the SEC on June 10, 2011, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license. All rights reserved.

Segment Data

Fiscal 2011 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER – 13 WEEKS ENDED
	July 31, 2011	July 25, 2010	% Change
NET SALES
Grocery Products	$245,368	$235,034	4.4
Refrigerated Foods	1,045,874	950,075	10.1
Jennie-O Turkey Store	327,809	295,862	10.8
Specialty Foods	207,025	187,065	10.7
All Other	84,516	62,415	35.4
Total	$1,910,592	$1,730,451	10.4

OPERATING PROFIT
Grocery Products	$30,428	$25,596	18.9
Refrigerated Foods	56,820	64,539	(12.0)
Jennie-O Turkey Store	34,851	30,664	13.7
Specialty Foods	18,141	19,703	(7.9)
All Other	8,043	4,823	66.8
Total segment operating profit	148,283	145,325	2.0
Net interest and investment expense (income)	5,484	6,183	(11.3)
General corporate expense	2,944	5,705	(48.4)
Noncontrolling interest	1,483	994	49.2
Earnings before income taxes	$141,338	$134,431	5.1

	YEAR TO DATE – 39 WEEKS ENDED
	July 31, 2011	July 25, 2010	% Change
NET SALES
Grocery Products	$782,540	$753,343	3.9
Refrigerated Foods	3,097,200	2,735,847	13.2
Jennie-O Turkey Store	1,058,279	908,364	16.5
Specialty Foods	603,371	570,941	5.7
All Other	249,801	189,185	32.0
Total	$5,791,191	$5,157,680	12.3

OPERATING PROFIT
Grocery Products	$118,038	$112,788	4.7
Refrigerated Foods	223,204	190,250	17.3
Jennie-O Turkey Store	155,379	96,100	61.7
Specialty Foods	54,583	60,841	(10.3)
All Other	26,480	16,678	58.8
Total segment operating profit	577,684	476,657	21.2
Net interest and investment expense (income)	16,837	17,452	(3.5)
General corporate expense	26,165	25,459	2.8
Noncontrolling interest	3,815	2,729	39.8
Earnings before income taxes	$538,497	$436,475	23.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-31-2011	7-25-2010*	7-31-2011	7-25-2010*

Net sales	$1,910,592	$1,730,451	$5,791,191	$5,157,680

Cost of products sold	1,612,737	1,445,536	4,793,104	4,273,911

GROSS PROFIT:	297,855	284,915	998,087	883,769

Selling, general and administrative	156,595	146,523	461,892	438,837

Equity in earnings of affiliates	5,562	2,222	19,139	8,995

OPERATING INCOME:	146,822	140,614	555,334	453,927

Other income & expenses:
Interest & investment income	139	310	2,552	2,176
Interest expense	(5,623)	(6,493)	(19,389)	(19,628)

EARNINGS BEFORE INCOME TAXES:	141,338	134,431	538,497	436,475

Provision for income taxes	41,374	48,067	177,796	159,307
(effective tax rate)	29.27%	35.76%	33.02%	36.50%

NET EARNINGS	99,964	86,364	360,701	277,168
Less: Net earnings attributable to noncontrolling interest	1,483	994	3,815	2,729
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$98,481	$85,370	$356,886	$274,439

NET EARNINGS PER SHARE
Basic	$.37	$.32	$1.34	$1.03
Diluted	$.36	$.32	$1.31	$1.01

WEIGHTED AVG SHARES O/S
Basic	266,925	266,401	266,887	266,922
Diluted	272,759	270,326	272,449	270,736

DIVIDENDS DECLARED PER SHARE	$.1275	$.1050	$.3825	$.3150

* Shares and per share figures have been restated to reflect the two-for-one stock split effected February 1, 2011.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 31, 2011	October 31, 2010
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$497,364	$467,845
Short-term marketable securities	76,125	50,595
Accounts receivable	427,927	430,939
Inventories	865,875	793,771
Income taxes receivable	16,830	8,525
Deferred income taxes	70,299	70,703
Prepaid expenses	11,859	12,153
Other current assets	10,842	23,635

TOTAL CURRENT ASSETS	1,977,121	1,858,166

INTANGIBLES	765,037	770,545

OTHER ASSETS	511,476	503,104

PROPERTY, PLANT & EQUIPMENT, NET	895,895	922,103

TOTAL ASSETS	$4,149,529	$4,053,918

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$700,963	$1,101,213

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	0

OTHER LONG-TERM LIABILITIES	531,951	546,066

SHAREHOLDERS’ INVESTMENT	2,666,615	2,406,639

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,149,529	$4,053,918

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-31-2011	7-25-2010
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$360,701	$277,168
Depreciation and amortization of intangibles	92,927	92,118
Increase in working capital	(125,958)	(101,817)
Other	(8,245)	4,153
NET CASH PROVIDED BY OPERATING ACTIVITIES	319,425	271,622

INVESTING ACTIVITIES
Net purchase of securities	(20,000)	(50,000)
Acquisitions of businesses/intangibles	(7,207)	(27,978)
Net purchases of property / equipment	(52,757)	(60,554)
Decrease (Increase) in investments, equity in affiliates, and other assets	7,010	(30,970)
NET CASH USED IN INVESTING ACTIVITIES	(72,954)	(169,502)

FINANCING ACTIVITIES
(Payments on) Proceeds from long-term debt, net	(102,436)	0
Dividends paid on common stock	(95,991)	(81,429)
Share repurchase	(80,648)	(53,171)
Other	62,123	24,145
NET CASH USED IN FINANCING ACTIVITIES	(216,952)	(110,455)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29,519	(8,335)
Cash and cash equivalents at beginning of year	467,845	385,252
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$497,364	$376,917